EXHIBIT "99.3"

                   JOINT FILING AGREEMENT

     THIS JOINT FILING AGREEMENT, dated September 20, 1995 is entered into by and among Dickinson Financial Corporation, a Missouri corporation ("DFC"), Livingston Life Insurance Company, an Arizona corporation ("LLIC"), DFC Acquisition Corporation Two, a Missouri corporation ("Acquisition") and Gary Dickinson, a Missouri resident ("Dickinson").

     WHEREAS, DFC, as a result of acquiring options to acquire common stock of UMB Financial Corporation, is required to file a report of beneficial ownership with the Securities Exchange
Commission on Schedule 13D.

     WHEREAS, LLIC, Acquisition, and Dickinson, as a result of being deemed a beneficial owner of the same shares, are also required to file a statement on Schedule 13D with respect to the same securities.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree that they will jointly file one statement containing the information required by Schedule
13D with the Securities and Exchange Commission.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of date first written above.

                              DICKINSON FINANCIAL CORPORATION



                              By:  /s/ PAUL H. SHEPHERD
                              Paul H. Shepherd
                              President and General Counsel

                              LIVINGSTON LIFE INSURANCE
                              COMPANY



                              By:   /s/ GARY DICKINSON
                              Gary Dickinson
                              President


                              DFC ACQUISITION CORPORATION TWO


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                              By:   /s/ PAUL H. SHEPHERD
                              Paul H. Shepherd
                              President


                               /s/ GARY DICKINSON
                              GARY DICKINSON